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                                                                    EXHIBIT 12.1
                                              STATEMENT REGARDING COMPUTATION OF
                                              RATIO OF EARNINGS TO FIXED CHARGES



                  Bucyrus International, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)


                                                     Year Ended               Six Months Ended June 30,
                                                     December 31,           ----------------------------
                                                         1996                 1996                 1997
                                                     -----------            -------              -------
Net Earnings                                           $ 2,878              $   910              $ 3,423

Add:
  Income taxes                                           1,758                1,324                2,392

  Interest expense - debt                                8,557                4,173                3,956

  Portion of rentals
  representative of
  interest factor                                          792                  396                  396

  Amortization of debt fees                                  -                    -                    -
                                                       -------              -------              -------
      Earnings as defined                              $13,985              $ 6,803              $10,167
                                                       =======              =======              =======

Interest expense - debt                                $ 8,557              $ 4,173              $ 3,956

Portion of rentals representative of
interest factor                                            792                  396                  396

Amortization of debt fees                                    -                    -                    -
                                                       -------              -------              -------

      Fixed charges as defined                         $ 9,349              $ 4,569              $ 4,352
                                                       =======              =======              =======

Ratio of Earnings to Fixed Charges                         1.5X                 1.5X                 2.3X
                                                       =======              =======              =======

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